EXHIBIT 18


	                                        					       May 13, 1994



Brown & Sharpe Manufacturing Company
Precision Park
North Kingstown, RI  02852

Gentlemen:

We are providing this letter to you for inclusion as an exhibit to your Form 10-Q filing pursuant to Item 601 of Regulation S-K.

We read management's justification for the change in accounting from the completed contract method to the percentage of completion method contained in the Company's Form 10-Q for the quarter ended April 2, 1994. Based on our reading of the data and discussions with Company officials of the business judgment and business planning factors relating to the change, we believe management's justification to be reasonable. Accordingly, in reliance on management's determination as regards elements of business judgment and business planning, we concur that the newly adopted accounting principle described above is preferable in the Company's circumstances to the method previously applied.

We have not examined any financial statements of Brown & Sharpe Manufacturing Company as of any date or for any period subsequent to December 25, 1993, or have we audited the application of the change accounting principle disclosed in Form 10-Q of Brown & Sharpe Manufacturing Company for the three months ended April 2, 1994; accordingly, our comments are subject to revision on completion of an audit of the financial statements that include the accounting change.

	                                      					   Very truly yours,



	                                      					   Coopers & Lybrand